Exhibit 99.2

USANA Health Sciences, Inc.	October 26, 2021

Q3 2021 Management Commentary

Key Financial & Operating Highlights

•	Net sales of $274.4 million as compared with $298.5 million in Q3 2020.
•	Diluted EPS of $1.36 versus $1.44 during Q3 2020.
•	Reiterates fiscal 2021 net sales and diluted EPS outlook provided on September 16, 2021.
•	Company expects to generate approximately $130 million of free cash flow in fiscal 2021.

Overview

The ongoing COVID-19 pandemic has created an unpredictable operating environment for us in many of our markets around the world and caused meaningful disruptions in both sales and operations. During the quarter, several markets, including mainland China, faced additional lockdowns and restrictions on in-person meetings, which created a challenging environment for selling activity. On top of the unanticipated challenges, our year-over-year comparisons for the third quarter were already difficult given the significant short-term sales program that we offered during the comparable period last year.

Operating margins declined on both a year-over-year and sequential basis, primarily due to lower sales. We continued to experience supply chain disruptions and increasing inflationary pressures throughout the third quarter. Specifically, we have experienced continued, meaningfully higher shipping and freight costs, longer shipping and transit times, as well as increased labor costs. Our team has been resilient in responding to, and, addressing these operational challenges.

To help mitigate broader supply chain risks, we have been actively building inventory levels over the last several quarters and expect this effort to continue through year-end 2021. The operational and financial flexibility provided by our in-house manufacturing facilities, which are responsible for approximately two-thirds of volume production, are proving to be invaluable today, especially as global supply chains continue to face ongoing challenges in the current operating environment.

Looking ahead to the fourth quarter, several of our key markets continue to operate with limited visibility in terms of 1) lockdowns and re-openings and; 2) resuming more normalized in-person gatherings and events. Although we continue to face a variety of challenges, we are reiterating our fiscal 2021 net sales and earnings per share outlook that was updated on September 16, 2021.

Q3 2021 Results

Consolidated Results
Net Sales	$274.4 million	• -8% vs. prior-year quarter • -11% constant currency vs. prior-year quarter • +$9.9 million YOY FX impact, or +3%
Diluted EPS	$1.36	• -6% vs. prior-year quarter • Diluted shares of 20.2 million, -5%
Active Customers	576,000	• -11% vs. prior-year quarter

Balance Sheet and Share Repurchase Activity

We ended the quarter with $249 million in cash and cash equivalents and no debt after repurchasing 523,000 shares for $50 million. Diluted shares outstanding totaled 20.2 million during the third quarter of 2021. As of October 2, 2021, we had approximately $137 million remaining under the share repurchase authorization, which was increased on September 16, 2021.

Quarterly Income Statement Discussion

Gross margins improved 40 basis points from the prior year to 81.5% of net sales. The increase is attributed to the positive impact of FX rates and short-term efficiencies attributable to increased production levels to build up inventory levels. This improvement was offset, in part, by leverage lost on fixed period costs due to lower net sales, unfavorable shift in market mix, higher freight and increased labor costs.

Associate Incentives decreased 150 basis points from the prior year to 42.4% of net sales. The decrease primarily reflects the presence of a significant short-term sales program offered during Q3 2020 that was not present in the current year quarter and, to a lesser extent, a favorable shift in market mix.

Selling, General and Administrative expenses increased 220 basis points from the prior year to 24.2% of net sales. The increase is largely due to lower year-over-year net sales. On an absolute basis, SG&A expense increased $1 million compared to the prior year, reflecting higher employee costs, R&D expenses, and meeting and event costs incurred in certain markets.

The effective tax rate of 32.3% increased from the 31.1% reported in the prior year quarter, largely due to lower than expected pre-tax income. On an absolute basis, income tax expense declined $0.7 million compared to the prior year. We now expect an effective tax rate of approximately 31% for fiscal 2021, an increase of 100 basis points from the 30% reported in fiscal 2020, due to lower consolidated profitability and lower deferred tax asset balances compared to prior expectations.

Regional Financial Results

Note that a significant short-term sales program was offered in both Q3 2020 and Q2 2021. Consequently, the third quarter of 2021 presented a difficult comparison on both a year-over-year basis as well as sequentially. Additionally, the impact of the COVID-19 pandemic varied by market.

Asia Pacific Region
Net Sales	$220.9 million	• -9% vs. prior-year quarter • Constant currency net sales: -12% • +$8.3 million FX impact, or +3% • 81% of consolidated net sales
Active Customers	443,000	• -12% vs. prior-year quarter • -14% sequentially

Asia Pacific Sub-Regions
Greater China
Net Sales	$123.2 million	• -9% vs. prior-year quarter • Constant currency net sales: -15%
Active Customers	246,000	• -13% vs. prior-year quarter • -19% sequentially
North Asia
Net Sales	$33.1 million	• +14% vs. prior-year quarter • Constant currency net sales: +12%
Active Customers	63,000	• +5% vs. prior-year quarter • -5% sequentially
Southeast Asia Pacific
Net Sales	$64.6 million	• -15% vs. prior-year quarter • Constant currency net sales: -15%
Active Customers	134,000	• -15% vs. prior-year quarter • -7% sequentially

Greater China: Net sales and local currency sales in mainland China decreased 9% and 15% year-over-year, respectively, while Active Customers in this market decreased 14%. Sequentially, net sales and Active Customers in mainland China decreased 28% and 20%, respectively. In addition to the absence of the significant short-term sales program, sales activity was negatively impacted in this key market by disruptions related to the COVID-19 pandemic.

North Asia: Although at lower levels than expected, South Korea continues to perform well on a year-over-year basis, as local currency net sales grew 13% in the third quarter. Active Customers in this market grew 7% year-over-year.

Southeast Asia Pacific: Malaysia posted another quarter of solid performance as local currency net sales grew 24% year-over-year. The Philippines posted a 42% year-over-year decline in local currency net sales against a difficult comparison and a challenging operating environment as a result of the COVID-19 pandemic.

Americas and Europe Region
Net Sales	$53.5 million	• -7% vs. prior-year quarter • Constant currency net sales: -9% • +$1.6 million FX impact, or +2% • 19% of consolidated net sales
Active Customers	133,000	• -10% vs. prior-year quarter • -4% sequentially

Americas and Europe Region: Both net sales and Active Customers in the United States declined 2% year-over-year, while Canada experienced an 11% decline in local currency net sales and a 9% decline in Active Customers. Decreases in net sales in the United States and Canada can primarily be attributed to the significant sales program offered in the comparable quarter of the prior year.

Outlook and 2021 Operating Strategy

We are reiterating our consolidated net sales and earnings per share outlook for fiscal year 2021, which was provided on September 16, 2021.

Fiscal Year 2021 Outlook
Range
Consolidated Net Sales	$1.18 - $1.20 billion
Diluted EPS	$5.80 - $6.00

We maintain a 52/53-week fiscal year. Fiscal 2020 was a 53-week year and included one additional week of sales in the fourth quarter of 2020, compared to Fiscal 2021.

Our outlook for the year reflects:

•	A favorable currency exchange rate impact on net sales of approximately $51 million ($52 million was realized in the first nine months of 2021);
•	An estimated operating margin between 14.5% and 14.8%;
•	An annual effective tax rate of 31%; and
•	An annualized diluted share count of 20.3 million.

We anticipate above-average labor and supply chain costs will put modest pressure on our operating margin throughout the remainder of the fiscal year. Additionally, the fourth quarter of 2021 presents a challenging year-over-year comparable with fiscal 2020, as a result of an extra week of sales in Q4 2020 due to the Company’s 52-53 week fiscal year. This additional week contributed approximately $18 million to the top-line and an estimated $0.17 to diluted earnings per share to 2020 results.

Digital Strategy

We continue to place a high priority on our digital experience strategy. During the quarter, our China native shopping app continued to gain traction with customers and we are progressing with integrating Auto Order Management and Order History features into the app, which we believe will lead to an increase in overall usage. We also launched a new web-based shopping cart for shoppers in China. This feature is specifically designed to be more familiar for Chinese customers in that market. Together, these features enhance the shopping experience for customers in China.

Product Strategy

Although our introduction of certain new products has been delayed until 2022, we are actively engaged in bringing new and innovative products to market. In-house development and manufacturing of high-quality products remains a core focus for USANA and we are planning several new product introductions for our Active Nutrition line and other product categories in 2022.

Business Development Strategy

We continue to assess growth opportunities that would strengthen, diversify, and grow our worldwide business. Our business development efforts are focused on: (i) overall nutrition; (ii) vertical integration; (iii) product and category expansion; and (iv) geographic expansion.

We remain committed to operating the business with a long-term mindset for consistent and reliable growth, and we thank all of our stakeholders for their continued support.

Kevin Guest
CEO

Douglas Hekking
CFO

Safe Harbor

This Management Commentary contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: uncertainty related to the magnitude, scope and duration of the impact of the COVID-19 pandemic (“COVID-19”) to our business, operations and financial results; the further spread of, and regulatory measures or voluntary actions that may be put in place to limit the spread of, COVID-19 in the markets where we operate, including restrictions on business operations, shelter at home, or social distancing requirements; the potential for a resurgence of COVID-19 spread in any of our markets in the future; the impact of COVID-19 on the domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; regulatory risk in China in connection with the health products and direct selling business models; regulatory risk in the United States in connection with the direct selling business model; potential negative effects of deteriorating foreign and/or trade relations between the United States and China; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and uncertainty relating to the fluctuation in U.S. and other international currencies. The contents of this Commentary should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this Commentary set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”). Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates (“FX”) and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results. Free cash flow is a non-GAAP financial measure that we believe provides investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. We believe it provides a measure of our ability to fund various discretionary business initiatives, including acquisitions and share repurchase. Free cash flow is calculated by subtracting net capital expenditures from net cash provided by operating activities.

Investor contact:	Patrique Richards
Investor Relations
(801) 954-7823
investor.relations@usanainc.com
Media contact:	Dan Macuga
Public Relations
801-954-7280